Exhibit 3.1

State of Delawa re Secretary of State Divisio n of Corporations Delivered 11:34 AM 02/26/2019 illED 11:34AM 02/26/2019 SR 20191404106 - File N umber 3898774 CERTIFICATE OF MERGER of TLP MERGER SUB, LLC (a Delaware limited liability company) with and into TRANSMONTAIGNE PARTNERS L.P. (a Delaware limited partnership) February 26, 2019 Pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") and Section 18-209 of the Delaware Limited Liability Company Act (the"DLLCA"), TransMontaigne Partners L.P., a Delaware limited partnership (the "Pa1•tnersllip"), hereby certifies to the following information relating to the merger of TLP Merger Sub, LLC, a Delaware limited liability company, with and into the Partnership (the "Merger"): FIRST: The name, type of entity and state of organization of each of the constituent entities (the ''Constituent Entities") to the Merger is as follows: Entity Type TransMontaigne Partners L.P. Limited Partnership Delaware TLP Merger Sub, LLC Limited Liability Company Delaware SECOND: The Agreement and Plan of Merger has been approved and executed by each ofthe Constituent Entities in accordance with Section 17-211 ofthe DRULPA and Section 18-209 ofthe DLLCA. TffiRD: The Partnership shall be the entity surviving the Merger (the"Surviving Entity"), and the name of the Surviving Entity shall remain "TransMontaigne Partners L.P." FOURTH: The certificate of limited partnership of the Partnership as in effect immediately prior to the effectiveness of this Certificate of Merger shall be the certificate of limited partnership of the Surviving Entity, without any changes or amendments thereto as a result of the Merger. FIFTH: The Agreement and Plan of Merger is on file at 1670 Broadway, Suite 3100, Denver, Colorado, 80202, a place ofbusiness of the Surviving Entity, and a copy thereof will be furnished by the Surviving Entity, on request and without cost, to any partner or member of, or person holding an interest in, either of the Constituent Entities. SIXTH: This Certificate of Merger and the Merger shall become effective at the time this Certificate ofMerger is filed with the Secretary of State of the State ofDelaware. [Signature Page Follows] US-DOCS\ l05465938.3

IN WITNESS WHEREOF, the undersigned Surviving Entity has executed and delivered this Certificate of Merger as of February 26, 2019.

TRANSMONTAIGNE PARTNERS L.P.

By:	TransMontaigne GP L.L.C.
its general partner

	By:	/s/ Frederick W. Boutin
	Name:	Frederick W. Boutin
	Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]